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                                                                    EXHIBIT 23.6






                                   CONSENT OF
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION





     We hereby consent to (i) the inclusion of our opinion letter, dated June 21, 2000, to the Board of Directors of PSS World Medical, Inc. (the "Company") as Annex E to the Joint Proxy Statement/Prospectus of the Company and Fisher Scientific International, Inc. ("Fisher") relating to the merger between the Company and FSI Merger Corporation, a wholly owned subsidiary of Fisher and (ii) all references to Donaldson, Lufkin & Jenrette Securities Corporation in the sections captioned "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS - The Merger
- Recommendation of the Board of Directors and Opinions of Financial Advisors - Opinion of PSS's Financial Advisor," "THE MERGER - Background of the Merger" and "THE MERGER - Opinion of PSS's Financial Advisor" of the Joint Proxy Statement/Prospectus, as part of this initial filing of the Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                                    DONALDSON, LUFKIN & JENRETTE
                                                    SECURITIES CORPORATION

                                                    By: /s/ Carlos DelCristo
                                                       -------------------------
                                                       Name:  Carlos DelCristo
                                                       Title: Vice President





New York, New York
August 16, 2000